May 21, 1997
Reply to:  Minneapolis
Writer's Direct Dial: (612) 904-7408



American Church Mortgage Company
10237 Yellow Circle Drive
Minnetonka, MN  55343

         Re:      American Church Mortgage Company

Gentlemen:

         We have acted as counsel to you in connection with the preparation and filing by you of a Registration Statement on Form S-11 (the "Registration Statement"), containing a Prospectus (the "Prospectus"), under the Securities Act of 1933, as amended (the "Act"), with respect to the registration of 1,650,000 shares of common stock, with a par value of $.01 per share (the "Shares"), of American Church Mortgage Company ("ACMC"), a Minnesota corporation. We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and, based thereon, we are of the opinion that the Shares are duly and validly authorized for issuance and, when issued and paid for, as described in the Prospectus, will be validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading "LEGAL MATTERS" in the Prospectus. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Securities and Exchange Commission promulgated under the Act.

                                                     Very truly yours,

                                                     MAUN & SIMON, PLC

                                         By:    /s/Albert A. Woodward
                                                Albert A. Woodward, a Member


PTC:mjm

5/21/97,PTC,66653_1M


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